Exhibit 99.1
ENACT REPORTS THIRD QUARTER 2025 RESULTS
ANNOUNCES $0.21 PER SHARE QUARTERLY DIVIDEND
_______________________________________
GAAP Net Income of $163 million, or $1.10 per diluted share
Adjusted Operating Income of $166 million, or $1.12 per diluted share
Return on Equity of 12.4% and Adjusted Operating Return on Equity of 12.6%
Primary Insurance in-force of $272 billion, a 2% year-over-year increase
PMIERs Sufficiency of 162% or approximately $1.9 billion
Book Value Per Share of $36.53 and Book Value Per Share excluding AOCI of $36.82
Increased Full-Year Capital Return Guidance to approximately $500 million

Raleigh, NC, November 5, 2025 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the third quarter of 2025.

"Enact continues to execute with discipline and purpose,” stated Rohit Gupta, President and CEO of Enact. "We delivered another strong quarter, maintained our prudent approach to risk management and strong expense controls, and our performance positioned us to raise our capital returns target to its highest level since our IPO. Against the backdrop of an evolving housing market, we remain well positioned for success, with the proven strategy, financial flexibility and balance sheet strength to deliver and help more people responsibly achieve the dream of homeownership."

Key Financial Highlights

(In millions, except per share data or otherwise noted)	3Q25	2Q25	3Q24
Net Income (loss)	$163	$168	$181
Diluted Net Income (loss) per share	$1.10	$1.11	$1.15
Adjusted Operating Income (loss)	$166	$174	$182
Adj. Diluted Operating Income (loss) per share	$1.12	$1.15	$1.16
NIW ($B)	$14	$13	$14
Primary Persistency Rate	83%	82%	83%
Primary IIF ($B)	$272	$270	$268
Net Premiums Earned	$245	$245	$249
Losses Incurred	$36	$25	$12
Loss Ratio	15%	10%	5%
Operating Expenses	$53	$53	$56
Expense Ratio	22%	22%	22%
Net Investment Income	$69	$66	$61
Net Investment gains (losses)	$(3)	$(7)	$(1)
Return on Equity	12.4%	13.0%	14.7%
Adjusted Operating Return on Equity	12.6%	13.4%	14.8%
PMIERs Sufficiency ($)	$1,904	$1,961	$2,190
PMIERs Sufficiency (%)	162%	165%	173%

Third Quarter 2025 Financial and Operating Highlights
•Net income was $163 million, or $1.10 per diluted share, compared with $168 million, or $1.11 per diluted share, for the second quarter of 2025 and $181 million, or $1.15 per diluted share, for the third quarter of 2024. Adjusted operating income was $166 million, or $1.12 per diluted share, compared with $174 million, or $1.15 per diluted share, for the second quarter of 2025 and $182 million, or $1.16 per diluted share, for the third quarter of 2024.
•New insurance written (NIW) was $14 billion, up 6% from the second quarter of 2025, and up 3% from the third quarter of 2024. NIW for the current quarter was comprised of 97% monthly premium policies and 93% purchase originations.
•Persistency remained elevated at 83%, up from 82% in the second quarter of 2025 and flat to 83% in the third quarter of 2024. Approximately 21% of the mortgages in our portfolio had rates at least 50 basis points above September 2025’s average mortgage rate of 6.4%.
•Primary insurance in-force (IIF) was $272 billion, up approximately 1% from $270 billion in the second quarter of 2025 and up approximately 2% from $268 billion in the third quarter of 2024.
•Net premiums earned were $245 million, approximately flat from the second quarter of 2025 and down 2% from $249 million in the third quarter of 2024. The year-over-year decrease is primarily driven by higher ceded premiums.
•Losses incurred for the third quarter of 2025 were $36 million and the loss ratio was 15%, compared to $25 million and 10%, respectively, in the second quarter of 2025 and $12 million and 5%, respectively, in the third quarter of 2024. The current quarter’s reserve release of $45 million from favorable cure performance and loss mitigation activities compares to a reserve release of $48 million and $65 million in the second quarter of 2025 and third quarter of 2024, respectively.
•Operating expenses in the current quarter were $53 million, and the expense ratio was 22%. This is compared to $53 million and 22%, respectively, in the second quarter of 2025 and $56 million and 22%, respectively in the third quarter of 2024. The year-over-year decrease was primarily driven by continued prudent expense management.
•Net investment income was $69 million, up from $66 million in the second quarter of 2025 and up from $61 million in the third quarter of 2024, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment gains (losses) in the quarter were $(3) million, as compared to $(7) million sequentially and $(1) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the third quarter of 2025 was 12.4% and annualized adjusted operating return on equity was 12.6%. This compares to the second quarter of 2025 results of 13.0% and 13.4%, respectively, and to third quarter of 2024 results of 14.7% and 14.8%, respectively.

Capital and Liquidity
•We paid approximately $31 million, or $0.21 per share, dividend in the third quarter.
•EMICO completed a dividend of approximately $130 million in the third quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $339 million in cash and cash equivalents plus $311 million of invested assets as of September 30, 2025. Combined cash and invested assets is relatively flat from the prior quarter, primarily due to share buybacks, our quarterly dividend and offset by the contribution from EMICO.
•Moody’s Investor Service (“Moody’s”) upgraded the insurance financial strength rating for EMICO to A2 from A3 and upgraded the long-term issuer rating and senior unsecured debt rating to Baa2 from Baa3, the outlook for the ratings are stable.
•A.M. Best upgraded the financial strength rating outlook for EMICO, EHI and EMIC-NC to positive.
•We secured a quota share reinsurance transaction with a panel of highly-rated reinsurers that will cede approximately 34% of expected new insurance written for the 2027 book year.
•PMIERs sufficiency was 162% and $1.9 billion above the PMIERs requirements, compared to 165% and $2.0 billion above the PMIERs requirements in the second quarter of 2025.

Recent Events
•We repurchased approximately 2.8 million shares at an average price of $37.23 for a total of approximately $105 million in the quarter. Additionally, through October 31, 2025, we repurchased 1.2 million shares at an average price of $36.19 for a total of $42 million and approximately $146 million remain of our $350 million repurchase authorization.
•We announced that we have entered into a new $435 million five-year senior unsecured revolving credit facility that replaced the previous $200 million five-year senior unsecured revolving credit facility.
•Subsequent to quarter end, we announced an excess of loss reinsurance agreement with a panel of highly rated reinsurers that will provide approximately $170M of coverage on a portion of expected new insurance written for the 2027 book year.
•We announced today that the Board of Directors declared a quarterly dividend of $0.21 per share, payable on December 11, 2025, to shareholders of record on November 21, 2025.
•We now anticipate a total 2025 capital return of approximately $500 million recognizing our continued strong performance and current mortgage originations levels; the final amount and form of capital returned to shareholders will depend on business performance, market conditions, and regulatory approvals.

Conference Call and Financial Supplement Information
This press release, the third quarter 2025 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss third quarter financial results in a conference call tomorrow, Thursday, November 6, 2025, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release.

Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended September 30, 2025 and 2024, as well as for the three months ended June 30, 2025.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	3Q25	2Q25	3Q24
REVENUES:
Premiums	$244,688	$245,289	$249,055
Net investment income	68,611	65,884	61,056
Net investment gains (losses)	(2,834)	(7,343)	(1,243)
Other income	990	1,060	720
Total revenues	311,455	304,890	309,588

LOSSES AND EXPENSES:
Losses incurred	35,885	25,289	12,164
Acquisition and operating expenses, net of deferrals	50,500	50,598	53,091
Amortization of deferred acquisition costs and intangibles	2,344	2,205	2,586
Interest expense	12,897	12,296	12,290
Total losses and expenses	101,626	90,388	80,131

INCOME BEFORE INCOME TAXES	209,829	214,502	229,457
Provision for income taxes	46,332	46,694	48,788
NET INCOME	$163,497	$167,808	$180,669

Net investment (gains) losses	2,834	7,343	1,243
Costs associated with reorganization	189	(24)	848
Loss on debt extinguishment	0	0	0
Taxes on adjustments	(635)	(1,537)	(439)
Adjusted Operating Income	$165,885	$173,590	$182,321

Loss ratio (1)	15%	10%	5%
Expense ratio (2)	22%	22%	22%
Earnings Per Share Data:
Net Income per share
Basic	$1.11	$1.12	$1.16
Diluted	$1.10	$1.11	$1.15
Adj operating income per share
Basic	$1.13	$1.16	$1.17
Diluted	$1.12	$1.15	$1.16
Weighted-average common shares outstanding
Basic	147,434	149,940	155,561
Diluted	148,340	150,729	157,016

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by zero percentage points for the three-month periods ended September 30, 2025, June 30, 2025, and September 30, 2024.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	3Q25	2Q25	3Q24
Investments:
Fixed maturity securities available-for-sale, at fair value	$6,068,501	$5,896,818	$5,652,399
Short term investments	2,002	3,001	1,550
Total investments	6,070,503	5,899,819	5,653,949
Cash and cash equivalents	543,577	612,967	673,363
Accrued investment income	53,895	53,259	45,954
Deferred acquisition costs	22,521	22,910	24,160
Premiums receivable	48,648	44,091	48,834
Other assets	114,114	107,882	100,723
Deferred tax asset	23,185	32,545	50,063
Total assets	$6,876,443	$6,773,473	$6,597,046

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$572,054	$551,940	$510,401
Unearned premiums	96,031	101,205	121,382
Other liabilities	146,958	153,447	186,312
Long-term borrowings	744,114	743,753	742,706
Total liabilities	1,559,157	1,550,345	1,560,801
Equity:
Common stock	1,456	1,484	1,544
Additional paid-in capital	1,826,764	1,927,372	2,145,518
Accumulated other comprehensive income	(41,785)	(104,342)	(101,984)
Retained earnings	3,530,851	3,398,614	2,991,167
Total equity	5,317,286	5,223,128	5,036,245
Total liabilities and equity	$6,876,443	$6,773,473	$6,597,046

Book value per share	$36.53	$35.20	$32.61
Book value per share excluding AOCI	$36.82	$35.90	$33.27

U.S. GAAP ROE (1)	12.4%	13.0%	14.7%
Net investment (gains) losses	0.2%	0.6%	0.1%
Costs associated with reorganization	0.0%	0.0%	0.1%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	0.0%	(0.1)%	0.0%
Adjusted Operating ROE(2)	12.6%	13.4%	14.8%

Debt to Capital Ratio	12%	12%	13%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity